Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-131410) on Form S-8 of Altrust Financial Services, Inc. of our report dated January 30, 2004 relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Altrust Financial Services, Inc. for the year ended December 31, 2005.

/s/ Carr, Riggs & Ingram, LLC
Birmingham, Alabama
April 13, 2006